Exhibit 23.3

[Cooper Engineering Company, Inc. Letterhead]

March 21, 2014

Mr Keath Hance, CFO
Emerge Energy Services LP
180 State Street, Suite 225
Southlake, TX 76092

Dear Mr. Hance:

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Annual Report on Form 10-K of Emerge Energy Services LP for the year ended December 31, 2013 (the "Form 10-K") and any amendments thereto. We hereby further consent to the use in such Form 10-K, and any amendments thereto, of information contained in our reports setting forth the estimates of reserves of Superior Silica Sands LLC as of December 31, 2013.

Respectfully submitted,
/s/ Bruce Markgren
Bruce Markgren, P.E, President Cooper Engineering Company, Inc.